UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 29, 2011

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction
 of incorporation)

1-12935 (Commission File Number)	20-0467835 (IRS Employer Identification No.)

5320 Legacy Drive
Plano, Texas (Address of principal executive offices)	75024 (Zip Code)

Registrant’s telephone number, including area code: (972) 673-2000

                                        N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2011, Denbury Resources Inc. (the “Company”) announced the resignation of Ronald T. Evans from his positions as President and Chief Operating Officer of the Company, to become effective October 7, 2011.

In connection with his resignation, Mr. Evans and the Company entered into an Officer Resignation Agreement (the “Agreement”) which provides for Mr. Evans to be paid $1.9 million in cash on the Effective Date and for him to be employed on a part-time basis related to engineering and technical matters until April 1, 2014, at a salary of $48,000 per year.  Henceforth, Mr. Evans will be ineligible to receive future awards under the Company’s equity compensation plans or to participate in the Company’s Severance Protection Plan. Assuming his continued part-time employment by the Company until April 1, 2014, Mr. Evans will be entitled to retain his currently existing, unvested equity awards and cash performance award granted under the Company’s 2004 Omnibus Stock and Incentive Plan that vest prior to that date, all according to the existing terms and conditions of those awards. Subject to the specific terms of the Agreement, Mr. Evans has agreed not to compete with the Company nor solicit Company employees through April 1, 2014.

The Company does not plan to immediately name another Chief Operating Officer. The operational aspects of the Company will continue to be managed by the Company’s two operations Senior Vice Presidents, Robert Cornelius, Sr. Vice President of CO2 Operations, and Craig McPherson, Sr. Vice President of Production Operations, with overall oversight responsibility to be assumed by Phil Rykhoek, Chief Executive Officer of the Company, who will also assume the title of President of the Company.

The foregoing description of the Agreement is a summary only.  The Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.
Date: October 4, 2011	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer